Exhibit 10

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (“Third Amendment”) dated as of June 28, 2006, is entered into among Titan International, Inc. (the “Company”), the financial institutions that are or may from time to time become parties to the Credit Agreement hereinafter described and LaSalle Bank National Association (“LaSalle”), both individually as a Lender and as Administrative Agent (collectively, the “Lenders”). Capitalized terms used herein without definition shall have the same meanings herein as ascribed to such terms in the Credit Agreement.

WITNESSETH:

WHEREAS, the Company and LaSalle were among the parties to that certain Credit Agreement dated as of July 23, 2004 (together with all amendments, exhibits, schedules, attachments and appendices thereto, the “Credit Agreement”); and

WHEREAS, all of the parties to the Credit Agreement entered into a First Amendment to Credit Agreement dated as of February 16, 2005, whereby certain terms and conditions of the Credit Agreement were modified and revised (the “First Amendment”); and

WHEREAS, the Company and the Lenders entered into a Second Amendment to Credit Agreement dated as of October 21, 2005 whereby certain other changes in the terms and conditions of the Credit Agreement were agreed upon and made (the “Second Amendment”) (as used herein, Credit Agreement shall mean the Credit Agreement as modified and amended by the First Amendment and the Second Amendment); and

WHEREAS, the Company has requested that the Credit Agreement again be amended, inter alia, to (i) increase the amount of the Revolving Commitment from $200,000,000 to $250,000,000; (ii) add Titan Tire Corporation of Bryan, an Ohio corporation (“Titan Bryan”), as a Domestic Subsidiary of the Company thereunder; (iii) obtain the Lenders’ consent to the terms of the Continental Acquisition; and (iv) add new Lenders to fund a portion of the increased Revolving Commitment;

WHEREAS, the Lenders are willing to so amend the Credit Agreement pursuant to the terms and conditions of this Third Amendment, subject to and effective upon the closing of the Continental Acquisition (defined hereinbelow) and compliance with the other conditions set forth hereinbelow (the “Amendment Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Lenders hereby agree to the following, as of the Amendment Effective Date:

1. The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety to be and to read as follows:

“Base Rate Margin” means one and one-quarter percent (1.25%).

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with (a) the Goodyear Acquisition; (b) the Continental Acquisition; (c) the purchase of the Brownsville Facility for a purchase price not in excess of $18,000,000; and (d) the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising of the taking by eminent domain or condemnation of the assets being replaced.

“Domestic Subsidiaries” means collectively, Titan Tire Corporation, an Illinois corporation, Titan Tire Corporation of Freeport, an Illinois corporation, Titan Tire Corporation of Bryan, an Ohio corporation, Titan Wheel Corporation of Illinois, an Illinois corporation and Titan Wheel Corporation of Virginia, a Virginia corporation and any Subsidiary formed in compliance with this Agreement after the Closing Date.

“Eligible Inventory” means Inventory of the Company or any Domestic Subsidiary which meets each of the following requirements:

(a) it (i) is subject to a perfected, first priority Lien in favor of the Agent and (ii) is not subject to any other assignment, claim or Lien;

(b) it is salable and not obsolete or discontinued;

(c) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(d) it is not subject to any agreement or license which would restrict the Agent’s ability to sell or otherwise dispose of such Inventory;

(e) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(f) it does not materially breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(g) it has a value not in excess of $30,000,000 in the aggregate if it is stored outside of the Mortgaged Real Property, the Freeport Facility, the Bryan Facility, the Brownsville Facility and that facility currently occupied by Titan Wheel Corporation of Virginia as its principal place of business; provided, however, that Inventory at the Brownsville Facility shall be excluded from such cap only in the event Administrative Agent has received with respect thereto a Landlord’s Waiver in a form acceptable to Administrative Agent or, in the event the Brownsville Facility is acquired by Borrower and encumbered by a mortgage, Administrative Agent has received a Mortgagee’s Waiver in a form acceptable to it.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“L/C Fee Rate” shall mean 1.25% for standby letters of credit, and 2.75% for commercial letters of credit.

“LIBOR Margin” means two and three-fourths percent (2.75%).

“Mortgage” means a mortgage, deed of trust or similar instrument granting the Administrative Agent a Lien on real property owned by the Company in Quincy, Illinois, by Titan Tire Corporation in Des Moines, Iowa, and, if purchased by a Loan Party who finances said purchase by a Loan made pursuant hereto, on the Brownsville Facility, but excluding the Freeport Facility, the Bryan Facility and all other real estate owned by any Loan Party.

“Revolving Commitment” means $250,000,000, as reduced from time to time pursuant to Section 6.1.

“Revolving Loan Availability” means that the lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in their proper alphabetical order:

“Bryan Facility” means the real estate, building and improvements in Bryan, Ohio owned by Continental and to be acquired by Titan Bryan as part of the Continental Acquisition.

“Continental Acquisition” means the acquisition by Titan Bryan of certain assets of Continental including, but not limited to, the Bryan Facility upon the terms and conditions set forth in an Asset Purchase Agreement between Titan Bryan, the Company and Continental to be entered into prior to the Amendment Effective Date (the “Continental Asset Purchase Agreement”).

“Continental” means Continental Tire North America, Inc., an Ohio corporation.

“Effective Date” means October 21, 2005.

3. Section 2.1.3(a) of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“(a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000.00.”

4. Section 10.1.5(a) of the Credit Agreement is hereby amended in its entirety to be and read as follows:

(a) the Company shall deliver a Borrowing Base Certificate within twenty-five (25) days after the end of each calendar month if during such month the average daily balance of the Revolving Outstandings exceeded $225,000,000.00;

5. Section 10.6 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to refinance existing debt of the Company; to fund and pay for the Continental Acquisition or other acquisitions approved by the Required Lenders, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

6. Section 11.2 of the Credit Agreement is hereby amended by amending the introductory paragraph of said Section 11.2 in its entirety to be and read as follows:

“11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) including without limitation the Freeport Facility and the Bryan Facility, except:”

7. Section 11.5 of the Credit Agreement is hereby amended in its entirety to be and read as follows:
“11.5 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) create any Subsidiary; (b) without the Required Lenders’ prior written consent, not to be unreasonably withheld, to consummate any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (c) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of Inventory in the ordinary course of business or as otherwise allowed in this Agreement, or (d) sell or assign with or without recourse any receivables. Notwithstanding the foregoing, the following shall be permitted: (i) with Required Lenders’ prior written consent (such consent not to be unreasonably withheld) the sale, transfer, conveyance or other disposition by a Loan Party of machinery and equipment during the term of this Agreement having an Orderly Liquidation Value not exceeding $50,000,000 in the aggregate, provided however, no disposition may occur if and to the extent that any such contemplated disposition is for a cash amount which is less than the Orderly Liquidation Value of any such asset; (ii) transfers between Obligors provided that the Agent maintains a first priority perfected security interest in the asset transferred; (iii) sales of the Capital Securities of any Foreign Subsidiary; and (iv) the sale, transfer, conveyance or other disposition by a Loan Party of equipment or fixtures that are obsolete or no longer used or useful in such Loan Party’s business and having a value not exceeding $3,000,000 in the aggregate in any Fiscal Year, provided such equipment or fixtures is replaced by equipment or fixtures of comparable value or worth and provided further that Agent maintains a first priority perfected security interest in the replacement equipment or fixtures. With respect to any disposition of assets or other properties permitted pursuant to clause (i) above, Agent agrees, upon reasonable prior written notice, to release the Lien on such assets or other properties in order to permit the applicable Loan Party to effect such disposition and shall execute and deliver to Company at Company’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Company. The Goodyear Acquisition and the Continental Acquisition are expressly consented to by the Lenders but only in accordance with the terms and conditions of the Asset Purchase Agreement and the Continental Asset Purchase Agreement.”

8. Section 11.14.1 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“11.14.1 Minimum Book Value. Not permit the aggregate book value of Eligible Accounts and Eligible Inventory to: (a) be less than $75,000,000.00 at any time; or (b) be less than $100,000,000.00 at any time during any 30 day period in which the average daily balance of the Revolving Outstandings for such period exceeds $110,000,000.00”

9. Section 11.14.2 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“11.14.2 Fixed Charge Coverage Ratio. In the event the average daily balance of the Revolving Outstandings exceeds $225,000,000.00 during any 30 day period ending during any Fiscal Quarter, not permit the Fixed Charge Coverage Ratio for the Computation Period ending on the last day of such Fiscal Quarter to be less than 1.0 to 1.0.”

10. Section 11.14.3 of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“11.14.3 Collateral Coverage. Not permit (a) the sum of the Borrowing Base; plus the unrestricted cash of all Obligors; divided by (b) the Revolving Outstandings, to be less than one and one-fifth (1.20).”

11. Section 11.17 of the Credit Agreement is hereby amended in its entirety to be and to read as follows:

“11.17 Inventory. Not permit Inventory having an aggregate book value exceeding Sixty Million and No/100 Dollars ($60,000,000.00) at any time to be in a location or locations other than the Mortgaged Real Property, the Brownsville Facility, the Freeport Facility, the Bryan Facility, and that facility currently occupied by Titan Wheel Corporation of Virginia as its principal place of business; provided, however, that Inventory at the Brownsville Facility shall be excluded from such cap only in the event Administrative Agent has received with respect thereto a Landlord’s Waiver in a form acceptable to Administrative Agent or, in the event the Brownsville Facility is acquired by Borrower and encumbered by a mortgage, Administrative Agent has received a Mortgagee’s Waiver in a form acceptable to it.”

12. Section 15.1(a) of the Credit Agreement is hereby amended in its entirety to be and read as follows:

“(a) extend or increase the Commitment or Pro Rata Share of any Lender without the written consent of such Lender,”

13. Amended Schedules 9.8, 9.16, 9.17, 9.21, 9.24, 11.1 and 11.2 each in the form attached to this Third Amendment as Schedules 9.8, 9.16, 9.17, 9.21, 9.24, 11.1 and 11.2, respectively, are hereby made a part of the Credit Agreement in substitution of their counterparts which were originally attached hereto.

14. Amended Annex “A”, Annex “B”, Exhibit “B” and Exhibit “C” each in the form attached to this Second Amendment as Annex “A”, Annex “B”, Exhibit “B” and Exhibit “C”, respectively, are hereby made a part of the Credit Agreement in substitution and replacement of their counterparts which were originally attached hereto.

15. The effectiveness of this Third Amendment is subject to the satisfaction of all of the following conditions precedent:

(a) Lenders shall have accepted this Third Amendment in the spaces provided for that purpose below.

(b) The Guaranty and Collateral Agreement shall have been (i) amended by the parties thereto to add Titan Bryan as a Grantor and Guarantor; and (ii) reaffirmed by the existing Guarantors and Grantors, and the stock of Titan Bryan together with a signed, undated stock assignment shall be delivered to Attorneys’ Title Guaranty Fund, Inc. as escrow agent.

(c) The Company shall pay to the Administrative Agent on the Amendment Effective Date a fee for and in consideration of the approval and issuance of this Third Amendment as set forth in the certain fee letter from Administrative Agent to the Company dated May 25, 2006 and shall pay all reasonable expenses of Administrative Agent relating to this Third Amendment.

(d) The Lenders shall have received from the Company new Notes in the amount of $250,000,000.00 executed in connection with this Third Amendment.

(e) The closing of the Continental Acquisition shall have occurred (subject only to the delivery of the cash consideration by Titan Bryan or the Company) in accordance with the terms of the Continental Asset Purchase Agreement and Administrative Agent shall have received true and complete copies of the executed Continental Asset Purchase Agreement and all such closing documents relating to the Continental Acquisition as it shall request, and all of which documents, including the Continental Asset Purchase Agreement, shall contain terms and conditions that are reasonably satisfactory to Lenders.

(f) The Obligors shall be in full compliance with the terms of the Loan Documents and no Event of Default or Default shall have occurred or be continuing before or after giving effect to this Third Amendment and the Continental Acquisition.

(g) The Administrative Agent has received (i) audited consolidated financial statements for the Company and its Domestic Subsidiaries for the fiscal year ending December 31, 2005 and (ii) unaudited interim consolidated financial statements for the Company and its Domestic Subsidiaries for the fiscal quarterly period ended after the latest fiscal year referred to in clause (i) above.

(h) The Administrative Agent shall have received the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to the Obligors (and Continental), and such searches shall reveal no liens on any of the assets of the Obligors (including those to be acquired in the Continental Acquisition) except for the Permitted Liens.

(i) If requested, the Administrative Agent shall have received a solvency certificate from the chief executive officer of the Company which shall document the solvency of the Company and its Domestic Subsidiaries after giving effect to this Third Amendment and the Continental Acquisition.

(j) If requested, the Administrative Agent shall have received an environmental audit with respect to the Bryan Facility.

(k) The Administrative Agent shall have received such legal opinions as Administrative Agent may reasonably request.

(l) The Administrative Agent shall be satisfied that, since December 31, 2005 there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Obligors, or the assets to be acquired in the Continental Acquisition.

(m) The Administrative Agent shall be satisfied with the results of its legal and business due diligence regarding the Continental Acquisition and shall receive from the Company at or before closing evidence that the EBITDA of Continental’s Bryan Facility for the most recently ended fiscal year was positive.

(n) All governmental and third party approvals necessary in connection with the Continental Acquisition, the financing contemplated hereby and the continuing operations of the Obligors shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Continental Acquisition or the financing thereof contemplated herein, except for such governmental and third party approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Obligors taken as a whole.

(o) The Administrative Agent shall have received a third party appraisal of the fixed assets (equipment) to be acquired in the Continental Acquisition, in form and with results acceptable to Administrative Agent in its sole and absolute discretion.

(p) All other legal matters incident to the execution and delivery hereof or contemplated hereby or incident to the Continental Acquisition, and including the delivery of all additional or ancillary documentation reasonably requested by Agent, and the completion of the matters and documents necessary to perfect the Lenders’ first-priority security interest in the assets being acquired in the Continental Acquisition, shall be completed and satisfactory to the Lenders and their respective counsel.

Upon the Amendment Effective Date, the Lenders shall cancel and return to the Company the Notes which were originally delivered to them by the Company at the closing of the Second Amendment to the Credit Agreement. If the Amendment Effective Date shall not have occurred on or before July 31, 2006 this Third Amendment shall be null and void and of no further effect.

16. In order to induce the Lenders to execute and deliver this Third Amendment, the Company hereby represents to the Lenders that immediately after giving effect to this Third Amendment and the Continental Acquisition, each of the representations and warranties by Company set forth in Section 9 of the Credit Agreement as amended hereby (except those representations that relate expressly to an earlier date) are and shall be true and correct (except that the representations contained in Section 9.4 shall be deemed to refer to the most recent financial statements of the Company delivered to Lenders pursuant to Section 10.1 of the Credit Agreement) and that Company and the Subsidiaries are and shall be in full compliance with the terms of the Credit Agreement as so amended and the Loan Documents and that no Event of Default or Default shall be continuing or shall result after giving effect to this Third Amendment.

17. This Third Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically waived or amended hereby, all of the terms and conditions of the Credit Agreement shall stand and remain unchanged and in full force and effect. The Credit Agreement, as amended hereby and all rights and powers created thereby and thereunder or under such other documents are in all respects ratified and confirmed. No reference to this Third Amendment need be made in any note, instrument or other document making reference to the Credit Agreement, any reference to the Credit Agreement in any such note, instrument or other document (including, without limitation, the Loan Documents) to be deemed to be a reference to the Credit Agreement as amended hereby.

This Third Amendment shall be binding upon and enure to the benefit of the Lenders and the Company and their successors and assigns.

This Third Amendment shall be construed and governed by and in accordance with the laws of the State of Illinois (without regard to principles of conflicts of laws).